As filed with the Securities and Exchange Commission on September 13, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BlackRock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	32-0174431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 East 52nd Street New York, NY	10055
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan

(Full title of the plan)

Robert P. Connolly

Managing Director, General Counsel and Secretary

BlackRock, Inc.

55 East 52nd Street

New York, NY 10055

(Name and address of agent for service)

(212) 810-5300

(Telephone number, including area code, of agent for service)

Copy to:

Richard T. Prins

Stacy J. Kanter

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $0.01	10,000,000	$151.54	$1,515,400,000	$108,048.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Represents an additional 10,000,000 shares of common stock, par value $0.01 per share, of the Registrant issuable under the Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Plan”). The Registrant previously filed a Registration Statement on Form S-8 (No 333-137708) with respect to shares issuable under the Registrant’s 1999 Stock Award and Incentive Plan.
(3)	Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of BlackRock, Inc. (“BlackRock”) common stock as reported by the New York Stock Exchange on September 8, 2010.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which registration statements on this form relating to an employee benefit plan are effective. This registration statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant on September 29, 2006 (Registration No. 333-137708) with respect to the Plan. This Registration Statement is filed pursuant to General instruction E to Form S-8.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by BlackRock are incorporated herein by reference and made a part hereof:

(a)	BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(c)	our Current Reports on Form 8-K dated February 4, 2010, February 12, 2010, May 28, 2010 and September 10, 2010;

(d)	our amended Current Report on Form 8-K dated December 4, 2009;

(e)	our definitive Proxy Statement on Schedule 14A filed April 23, 2010; and

(f)	The description of our common stock contained in our registration statement on our predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, and any amendment or report filed thereafter for the purpose of updating such information.

All documents subsequently filed by BlackRock pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

BlackRock’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of BlackRock’s directors will be liable to BlackRock or its stockholders for monetary damages for the breach of his or her fiduciary duty as a director. Under the Delaware General Corporation Law, this provision does not eliminate or limit the liability of any director if a judgment or other final adjudication establishes that his or her acts or omissions constituted a breach of his or her duty of loyalty to BlackRock or BlackRock’s stockholders or were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained a material profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 174 of the Delaware General Corporation Law.

As a result of this provision, BlackRock and BlackRock’s stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

BlackRock’s amended and restated bylaws provide that BlackRock will indemnify, to the maximum extent permitted by Delaware law, any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director or officer of BlackRock, or is or was serving at BlackRock’s request as a director or officer of another corporation, partnership or other enterprise. The amended and restated bylaws provide that indemnification will be from and against expenses, liabilities, losses, judgments, fines and amounts paid in settlement by the director or officer.

Pursuant to Bank of America Corporation’s (“Bank of America”) By-Laws, and subject to certain limited exceptions, Bank of America designated directors on our Board of Directors will be indemnified to the full extent permitted by the laws of Delaware, subject to the limitations and prohibitions imposed by federal law.

Pursuant to The PNC Financial Services Group, Inc.’s (“PNC”) By-Laws, PNC designated directors on our Board of Directors will be indemnified to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification and for mandatory advancement of expenses upon receipt of the required undertaking. PNC’s By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case where such elimination is not permitted by law.

Barclays Bank PLC (“Barclays”) designated directors on our Board of Directors will be indemnified by Barclays to the maximum extent permitted under the laws of England and other relevant jurisdictions. The indemnity provisions are contained within the articles of association of Barclays and these provisions are incorporated into the directors’ employment contracts.

Should BlackRock’s indemnification and insurance provide either Sallie L. Krawcheck or Mark D. Linsz with insufficient protection, Ms. Krawcheck and Mr. Linsz are each indemnified by Bank of America and are covered by a separate directors and officers insurance policy funded by Bank of America.

Should BlackRock’s indemnification and insurance provide Murry S. Gerber with insufficient protection and BlackRock is otherwise unable to reimburse Mr. Gerber for any claim arising in his capacity as a director, Mr. Gerber is insured by a separate directors and officers insurance policy provided to him by EQT Corporation.

Item 8.	Exhibits.

See the Index of Exhibits, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13 th day of September, 2010.

BlackRock, Inc.

By:	/S/ ROBERT P. CONNOLLY
Name:	Robert P. Connolly
Title:	Managing Director, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence D. Fink, Ann Marie Petach and Robert P. Connolly, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him and his name, place and stead, in any and all capacities to sign the registration statement on Form S-8 to be filed in connection with the offerings of securities of BlackRock, Inc. and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ LAURENCE D. FINK Laurence D. Fink	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2010

/S/ ANN MARIE PETACH Ann Marie Petach	Managing Director and Chief Financial Officer (Principal Financial Officer)	September 13, 2010

/S/ JOSEPH FELICIANI, JR. Joseph Feliciani, Jr.	Managing Director and Chief Accounting Officer (Principal Accounting Officer)	September 13, 2010

Signature	Title	Date

/S/ ABDLATIF Y. AL-HAMAD	Director	September 13, 2010
Abdlatif Y. Al-Hamad

/S/ MATHIS CABIALLAVETTA	Director	September 13, 2010
Mathis Cabiallavetta

/S/ DENNIS D. DAMMERMAN	Director	September 13, 2010
Dennis D. Dammerman

/S/ WILLIAM S. DEMCHAK	Director	September 13, 2010
William S. Demchak

/S/ ROBERT E. DIAMOND, JR.	Director	September 13, 2010
Robert E. Diamond, Jr.

/S/ KENNETH B. DUNN, PH.D.	Director	September 13, 2010
Kenneth B. Dunn, Ph.D.

/S/ MURRY S. GERBER	Director	September 13, 2010
Murry S. Gerber

/S/ JAMES GROSFELD	Director	September 13, 2010
James Grosfeld

/S/ ROBERT S. KAPITO	President and Director	September 13, 2010
Robert S. Kapito

/S/ DAVID H. KOMANSKY	Director	September 13, 2010
David H. Komansky

/S/ SALLIE L. KRAWCHECK	Director	September 13, 2010
Sallie L. Krawcheck

/S/ MARK D. LINSZ	Director	September 13, 2010
Mark D. Linsz

/S/ SIR DERYCK MAUGHAN	Director	September 13, 2010
Sir Deryck Maughan

/S/ THOMAS H. O’BRIEN	Director	September 13, 2010
Thomas H. O’Brien

/S/ LINDA GOSDEN ROBINSON	Director	September 13, 2010
Linda Gosden Robinson

/S/ JAMES E. ROHR	Director	September 13, 2010
James E. Rohr

Signature	Title	Date

/S/ JOHN S. VARLEY	Director	September 13, 2010
John S. Varley

EXHIBIT INDEX

As used in this exhibit list, “BlackRock” refers to BlackRock, Inc. (formerly named New BlackRock, Inc. and previously, New Boise, Inc.) (Commission File No. 001-15305) and “Old BlackRock” refers to BlackRock Holdco 2, Inc. (formerly named BlackRock, Inc.) (Commission File No. 001-33099), which is the predecessor of BlackRock.

Exhibit Number	Description

3.1(1)	Amended and Restated Certificate of Incorporation of BlackRock.

3.2(1)	Amended and Restated Bylaws of BlackRock.

4.1(2)	Specimen of Common Stock Certificate.

4.2(3)	Indenture, dated as of February 23, 2005, between Old BlackRock and The Bank of New York (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee, relating to the 2.625% Convertible Debentures due 2035.

4.3	Form of 2.625% Convertible Debentures due 2035 (included as Exhibit A in Exhibit 4.2).

4.4(1)	First Supplemental Indenture, dated as of September 29, 2006, relating to the 2.625% Convertible Debentures due 2035.

4.5(4)	Indenture, dated September 17, 2007, between BlackRock and The Bank of New York, as trustee, relating to senior debt securities.

4.6(5)	Form of 6.25% Notes due 2017.

4.7(6)	Form of 2.25% Notes due 2012.

4.8(6)	Form of 3.50% Notes due 2014.

4.9(6)	Form of 5.00% Notes due 2019.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.

10.1(7)	Amended and Restated 1999 Stock Award and Incentive Plan.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to BlackRock’s Current Report on Form 8-K filed on October 5, 2006.
(2)	Incorporated by reference to BlackRock’s Registration Statement on Form S-8 (Registration No. 333-137708) filed on September 29, 2006.
(3)	Incorporated by reference to Old BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2004.
(4)	Incorporated by Reference to BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Incorporated by reference to BlackRock’s Current Report on Form 8-K filed on September 17, 2007.
(6)	Incorporated by reference to BlackRock’s Current Report on Form 8-K filed on December 10, 2009.
(7)	Incorporated by reference to BlackRock’s Quarterly Report on Form 10-Q for the period ended June 30, 2010.